Exhibit 99.1

Ramaco Resources, Inc. Reports First Quarter 2019 Financial Results

Company Release – May 7, 2019

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Net income of $6.9 million in the first quarter of 2019 and Adjusted EBITDA of $13.7 million, was our second highest Adjusted EBITDA quarterly figure ever, despite the lingering effects of the November silo failure.

●	Elk Creek cash costs were $63 per ton. As a result, we now expect 2019 cash costs at Elk Creek of $63-$67 per ton lowered from prior guidance of $63-$69 per ton.

●	Elk Creek prep plant is expected to be fully operational before the end of the second quarter of 2019, in line with previous expectations.

●	The Company is now on track to achieve record quarterly Adjusted EBITDA in the second quarter of 2019.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco,” “Ramaco Resources” or the “Company”) today reported first quarter net income of $6.9 million, or $0.17 per diluted share for the quarter ended March 31, 2019, as compared to a net income of $5.3 million in the quarter ended March 31, 2018. The Company’s adjusted earnings before interest, taxes, depreciation, amortization and equity-based compensation expenses (“Adjusted EBITDA”) was $13.7 million for the three months ended March 31, 2019, as compared with Adjusted EBITDA of $9.2 million for the three months ended March 31, 2018. For frame of reference, without the negative impact from lower priced carryover tons resulting from November’s silo failure, first quarter 2019 net income would have been approximately $9 million and Adjusted EBITDA would have been approximately $16 million. Despite this, Adjusted EBITDA from the first quarter of 2019 was the Company’s second highest quarter since operations began.

First Quarter 2019 Summary

Year over Year Comparison

First quarter 2019 revenues were $57.5 million, an increase of 3% compared to the first quarter of 2018. Company production was 478,000 tons in the first quarter of 2019, an increase of 26% compared to 380,000 tons in the first quarter of 2018. Cash margins on Company produced and sold coal at Elk Creek improved by 39% from approximately $28 per ton in the first quarter of 2018 to approximately $39 per ton in the first quarter of 2019. Cash mine costs per ton on Company produced and sold coal at Elk Creek were $63 in the first quarter of 2019 compared to $62 in the first quarter of 2018. First quarter pricing per ton of $104 on overall Company produced tons, while a quarterly record, was negatively impacted by approximately $5 per ton due to carryover tons from 2018 that were priced well below 2019 levels.

Quarter over Quarter Comparison

First quarter 2019 revenues were up 30% from the fourth quarter of 2018. Company production of 478,000 tons in the first quarter of 2019 was up 16% from the fourth quarter of 2018. Cash margins on Company produced and sold coal at Elk Creek improved by 26% from approximately $31 per ton in the fourth quarter of 2018 to approximately $39 per ton in the first quarter of 2019. Cash mine costs per ton on Company produced and sold coal at Elk Creek were $63 in the first quarter of 2019, which is flat versus fourth quarter 2018 results.

Randall Atkins, Ramaco Resources’ Executive Chairman remarked, “I am extremely proud that we’ve emerged from the operational challenges of the November silo failure at Elk Creek as an even stronger and more resilient company. We managed to produce our second-best quarter of Adjusted EBITDA ever. This was despite the carryover headwinds which we knew would cause the Elk Creek prep plant to run below capacity in the first quarter. We were also dealing with a massive coal stockpile situation at Elk Creek from the fourth quarter which curtailed full production capacity. The plant at Elk Creek still remains on track to be functioning at full capacity before the end of the second quarter of 2019. This will then mostly alleviate the operational burden and financial impacts we have been dealing with since early November. Since we are well underway, I am also pleased to say that although we still have seven weeks to go, we now expect that the second quarter Adjusted EBITDA will be the highest on record for Ramaco Resources. I also anticipate Ramaco will be generating substantial cash flow throughout the rest of the year.”

Additional Financial Results

The Company ended the quarter with approximately $1.9 million of cash on hand, $27.3 million of accounts receivable and $19.5 million of availability under the Revolving Credit Facility. Free cash flow generated during 2019, as well as borrowings available through the Revolving Credit Facility, are expected to be used to fund working capital, mine expansion and related capital expenditures.

In the first quarter of 2019, the Company recorded income tax expense of $1.4 million for an annual effective tax rate of approximately 16.5%. Actual cash taxes payable for 2019 are expected to be less than $0.2 million.

Capital expenditures totaled approximately $8.2 million during the first quarter of 2019.  This figure compared favorably to capital expenditures of approximately $8.3 million during the fourth quarter of 2018, and approximately $12.8 million during the first quarter of 2018, which is a 36% year over year decline.

Operational Results

The exhibit below summarizes some of the key sales, production and financial metrics for the periods noted:

	Three months ended
In thousands, except per ton amounts	March 31, 2019	December 31, 2018	March 31, 2018
Sales Volume
Company	443	315	403
Purchased	35	95	119
Total	478	410	522

Company Production
Elk Creek Mining Complex	440	408	360
Berwind Development Deep Mine	32	15	20
Total	472	423	380

Company Financial Metrics(a)
Average revenue per ton	$104	$96	$91
Average cash costs of coal sold	$68	$68	$65
Average cash margin per ton	$36	$28	$26

Elk Creek Financial Metrics(a)
Average revenue per ton	$102	$94	$90
Average cash costs of coal sold	$63	$63	$62
Average cash margin per ton	$39	$31	$28

Purchased Coal Financial Metrics(a)
Average revenue per ton	$127	$103	$100
Average cash costs of coal sold	$108	$97	$89
Average cash margin per ton	$19	$6	$11

Capital Expenditures	$8,199	$8,254	$12,769

(a) Excludes transportation.

2019 Outlook

Michael Bauersachs, Ramaco Resources’ President and CEO commented, “The operating team at Elk Creek has done a tremendous job in overcoming the challenges of the November silo failure. Our first quarter 2019 cash costs came in at $63 per ton at Elk Creek despite our prep plant and stockpile issues. Our Elk Creek costs are easily in the first quartile of the U.S. metallurgical coal cost curve. Given our ability to control costs this quarter in the face of such challenging operational issues, we are now guiding to an overall lower 2019 cash cost per ton outlook at Elk Creek from $63-$69 per ton to $63-$67 per ton.”

“On the pricing front, Ramaco’s coal continues to be well received by both legacy and new domestic and international customers alike. For 2019, we now have over 1.7 million tons committed and priced at $113 per ton versus roughly 1.6 million tons committed and priced at $113/ton at the time of our year-end 2018 results. We also have an additional 0.3 million tons committed at index pricing for sale in 2019.”

“In terms of our Berwind development deep mine, we continue to anticipate that by mid-2020, we should reach the more prolific Pocahontas #4 low-vol coal seam, with ultimate full annual production of approximately 750,000 tons. Given seam thickness we anticipate future cash mine cost in that seam in the $80 per ton range, with the potential for future logistical cost improvement. As a reminder, in 2019 we still expect to mine approximately 250,000 tons at Berwind in the thinner Pocahontas #3 seam.”

Randall Atkins noted that, “As Berwind ramps up production, and Elk Creek continues to produce as expected, we hope to reach a 2.5 million ton annual production rate in 2020, even without any proposed new development activities. This level should increase to approximately 4.5 million tons by 2023 through capital investments in organic growth at our existing properties. Having emerged from the silo failure as a stronger company than before, we will be discussing with the board of directors the possibility of accelerating some new attractive opportunities to increase production, that we had originally planned for development in later years. These include a possible expansion of the Elk Creek preparation plant to add an additional 500,000 tons above the current nameplate capacity, with a corresponding increase in production. We are also exploring putting in a new High Vol A mine at our Knox Creek complex which will mine in the Tiller and Jawbone seams. We expect this new mine to provide the potential for an additional 500,000 ton per annum at full production. We would note that our 2019 capital expenditure guidance of $35-$40 million does not reflect the expenditures for any of these projects. As we proceed in the analysis and approvals for these projects, we will provide further guidance.”

2019 Estimated Production, Sales, Cost and Capital Expenditure Guidance
(In thousands, except per ton amounts)
	2019 Guidance			2018 Actuals
Company Production
Elk Creek	1,600	-	1,900	1,669
Berwind Development Deep Mine	200	-	300	81
Total	1,800	-	2,200	1,750

Sales Mix
Metallurgical	1,925	-	2,300	2,066
Steam	75	-	100	82
	2,000	-	2,400	2,148
Cost Per Ton
Elk Creek	$63	-	$67	$60

Capital Expenditures	$35,000	-	$40,000	$48,137

Committed 2019 Sales Volume (a)
(In thousands, except per ton amounts)
	Volume	Average Price
Company:
Domestic, fixed priced	1,548	$113
Export, fixed priced	169	$122
Total, fixed priced	1,717	$113

Domestic, indexed	230
Export, indexed	44
Total, indexed priced	274
Total Committed Company Tons	1,991
(a) As of March 31, 2019

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

First Quarter Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Wednesday, May 8, 2019 to present its results for the first quarter of 2019.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/m6/p/cynyf3sv.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning future events, anticipated revenues, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or unexpected decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.

Consolidated Statements of Operations

	Three months ended
	March 31, 2019	March 31, 2018
In thousands, except per share amounts
Revenues	$57,460	$55,943

Cost and expenses
Cost of sales (exclusive of items shown separately below)	41,006	44,331
Asset retirement obligation accretion	128	123
Depreciation and amortization	4,116	2,438
Selling, general and administrative	3,960	3,431
Total cost and expenses	49,210	50,323

Operating income (loss)	8,250	5,620

Other income	298	489
Interest expense, net	(307)	(100)

Income (loss) before taxes	8,241	6,009

Income tax expense	1,358	743

Net income (loss)	$6,883	$5,266

Basic and diluted earnings (loss) per share
Basic	$0.17	$0.13
Diluted	$0.17	$0.13

Weighted average common shares outstanding
Basic	40,604	39,905
Diluted	40,652	40,142

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,939	$6,951
Accounts receivable	27,285	10,729
Inventories	15,027	14,185
Prepaid expenses	1,958	3,154
Total current assets	46,209	35,019

Property, plant and equipment, net	156,343	149,205

Advanced coal royalties	3,126	3,045
Other assets	1,013	975
Total Assets	$206,691	$188,244

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$15,247	$16,393
Accrued expenses	9,124	8,094
Asset retirement obligations	292	71
Note payable, net	5,000	5,000
Other	116	287
Total current liabilities	29,779	29,845

Asset retirement obligations	12,657	12,707
Long-term debt, net	13,737	4,474
Deferred tax liability	1,450	109
Other long-term liabilities	182	—
Total liabilities	57,805	47,135

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 260,000,000 shares authorized, 40,082,467 and 39,559,366 shares issued and outstanding, respectively	408	401
Additional paid-in capital	151,813	150,926
Accumulated deficit	(3,335)	(10,218)
Total stockholders' equity	148,886	141,109
Total Liabilities and Stockholders' Equity	$206,691	$188,244

Ramaco Resources, Inc.

Statement of Cash Flows

	Three months ended March 31,
In thousands	2019	2018
Cash flows from operating activities
Net income	$6,883	$5,266
Adjustments to reconcile net income to net cash from operating activities
Accretion of asset retirement obligations	128	123
Depreciation and amortization	4,116	2,438
Amortization of debt issuance costs	14	48
Stock-based compensation	894	551
Deferred income tax expense	1,341	709
Changes in operating assets and liabilities
Accounts receivable	(16,556)	(16,331)
Prepaid expenses	1,196	(1,464)
Inventories	(842)	(74)
Advanced coal royalties	(81)	—
Other assets and liabilities	144	44
Accounts payable	(4,159)	8,562
Accrued expenses	1,031	3,564
Net cash from operating activities	(5,891)	3,436

Cash flow from investing activities
Purchases of property, plant and equipment	(8,199)	(12,769)
Proceeds from maturities of investment securities	-	5,200
Net cash from investing activities	(8,199)	(7,569)

Cash flows from financing activities
Proceeds from borrowings	26,500	6,000
Repayments of borrowings	(17,251)	—
Repayments of financed insurance payable	(171)	(220)
Payment of debt issuance costs	-	(257)
Net cash from financing activities	9,078	5,523

Net change in cash and cash equivalents	(5,012)	1,390
Cash and cash equivalents, beginning of period	6,951	5,934

Cash and cash equivalents, end of period	$1,939	$7,324

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company believes Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income (loss) plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended March 31,
	2019	2018
In thousands
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$6,883	$5,266
Depreciation and amortization	4,116	2,438
Interest expense, net	307	100
Income taxes	1,358	743
EBITDA	12,664	8,547
Stock-based compensation	894	551
Accretion of asset retirement obligation	128	123
Adjusted EBITDA	$13,686	$9,221

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenues less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as it enables investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenues and cost of sales under U.S. GAAP. The tables below show how we calculate Non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
	Company Produced	Purchased Coal	Total	Company Produced	Purchased Coal	Total
In thousands, except per ton amounts
Revenues	$52,486	$4,974	$57,460	$42,959	$12,984	$55,943
Less: Adjustments to reconcile to Non-GAAP revenues (FOB mine)
Transportation costs	6,636	531	7,167	6,106	1,148	7,254
Non-GAAP revenues (FOB mine)	$45,850	$4,443	$50,293	$36,853	$11,836	$48,689
Tons sold	443	35	478	403	119	522
Revenues per ton sold (FOB mine)	$104	$127	$105	$91	$100	$93

	Three Months December 31, 2018
	Company Produced	Purchased Coal	Total
(In thousands, except per ton amounts)
Revenues (a)	$33,342	$10,845	$44,187
Less: Adjustments to reconcile to Non-GAAP revenues (FOB mine)
Transportation costs	3,108	1,013	4,121
Non-GAAP revenues (FOB mine)	$30,234	$9,832	$40,066
Tons sold	315	95	410
Revenues per ton sold (FOB mine)	$96	$103	$98

Non-GAAP cash cost per ton

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
	Company Produced	Purchased Coal	Total	Company Produced	Purchased Coal	Total
In thousands, except per ton amounts
Cost of sales	$36,710	$4,296	$41,006	$32,435	$11,896	$44,331
Less: Adjustments to reconcile to Non-GAAP cash cost of coal sales
Transportation costs	6,636	531	7,167	6,361	1,221	7,582
Non-GAAP cash cost of coal sales	$30,074	$3,765	$33,839	$26,074	$10,675	$36,749
Tons sold	443	35	478	403	119	522
Cash cost per ton sold	$68	$108	$71	$65	$90	$70

	Three months ended December 31, 2018
	Company Produced	Purchased Coal	Total
(In thousands, except per ton amounts)
Cost of sales(a)	$24,521	$10,437	$34,958
Less: Adjustments to reconcile to Non-GAAP cash cost of coal sales
Transportation costs	3,049	1,197	4,246
Non-GAAP cash cost of coal sales	$21,472	$9,240	$30,712
Tons sold	315	95	410
Cash cost per ton sold	$68	$97	$75

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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